PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 10, 2010)	Registration No. 333-165226

Up to 44,850,000 Shares
(subject to increase to up to 51,577,500 shares)

COMMON STOCK

This supplements the prospectus of Oritani Financial Corp. dated May 10, 2010, relating to the syndicated community offering. This prospectus supplement should be read together with the prospectus.

We have commenced a syndicated community offering to sell additional shares.

The number of shares available for sale in the syndicated community offering will be reduced by the number of shares sold in the subscription offering and community offering.

We are increasing the number of shares that you may purchase in the offering.

We have increased the amount of stock that you may purchase as follows:

•	You may now purchase up to $1.5 million (150,000 shares) in the offering.

•	You, together with any associates or persons who may be acting in concert with you (as defined in the prospectus), may now purchase up to $8.0 million (800,000 shares) in the offering.

The ownership limitations for current Oritani Financial Corp. stockholders disclosed in the prospectus remain unchanged.

These purchase limitations apply to purchases made in the subscription, community or syndicated community offerings. If you have purchased shares of common stock in the subscription, community and syndicated community offerings, your total orders must comply with the purchase limitations set forth above.

Completion of the offering remains subject to (1) approval of our plan of conversion and reorganization by Oritani Financial Corp.’s stockholders and Oritani Bank’s depositors, (2) receipt of final regulatory approvals, including approval of an updated appraisal, and (3) the sale of at least 33,150,000 shares of common stock, which is the minimum of our offering range.

Oritani Financial Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting the Securities and Exchange Commission’s web site at www.sec.gov.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the New Jersey Department of Banking and Insurance, or any state securities regulator has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager
Stifel Nicolaus

Co-Managers

Sandler O’Neill + Partners, L.P.	Sterne Agee

June 11, 2010